UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) March 19, 2013

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	Commission File Number 0-49629	33-0933072
(State or other jurisdiction of incorporation)		(IRS Employer Identification No.)

25242 Arctic Ocean Drive, Lake Forest, CA, 92630
(Address of principal executive offices, including Zip Code)
(949) 399-4500
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

On March 19, 2013, the Registrant’s wholly-owned subsidiary, Schneider Power Inc. (“SPI”) and its indirect wholly-owned subsidiary, Zephyr Farms Limited (“Zephyr”) entered into a Master Amending Agreement with Samsung Heavy Industries Co. Ltd. (“Samsung”) to, among other things, (i) restructure the repayment terms of the principal obligations owed by Zephyr to Samsung under a credit facility in the approximate principal amount of CAD $22.7 million (the “Samsung Debt”) and (ii) resolve certain issues with respect to the delivery and performance of wind turbines purchased by Zephyr from Samsung

As disclosed in a Current Report on Form 8-K filed by the Registrant on April 25, 2012, SPI acquired Zephyr on April 20, 2012 and assumed the Samsung Debt. The Samsung Debt consists of approximately CAD 7.0 million owing under a construction loan Credit Agreement (the “Credit Agreement”) and approximately CAD $15.0 million owing under a Turbine Supply Agreement (the “TSA”) for the purchase of wind turbines used by Zephyr in connection with its 10 MW wind farm. Under the original repayment terms, Zephyr was to repay the Samsung Debt, together with interest at a rate of 6.5% per year, over a ten year period as follows: (i) eighteen semi-annual payments of principal and interest in the approximate amount of CAD $1.05 million commencing nine months following the date that the Zephyr wind farm achieved commercial operations (which event occurred in May 2012) , (ii) a principal balloon payment in year five in the approximate amount of CAD $5.3 million and (iii) a final payment in year ten in the approximate amount of CAD $9.6 million.

Pursuant to the terms of the Master Amending Agreement, Zephyr is now obligated to repay the Samsung Debt, together with interest at a rate of 6.5% per year, over a ten year period as follows: (i) an interest payment of CAD $100,000 due on March 31, 2013, (ii) an interest only payment in the approximate amount of CAD $1.3 million on July 31, 2013, (iii) nineteen semi-annual payments of principal and interest in the approximate amount of CAD $1.1 million commencing on January 31, 2014, (iv) a principal balloon payment in the approximate amount of CAD $2.2 on each of January 31, 2018 and July 31, 2018, (v) a principal balloon payment in the approximate amount of CAD $4.9 million on July 31, 2022 and (vi) a final payment in the approximate amount of CAD $5.1 million on January 31, 2023.

In connection with the execution of the Master Amending Agreement, Zephyr and Samsung also executed an Amended and Restated Credit Agreement. Except for the modifications to the repayment terms of the principal and interest obligations owed under the Credit Agreement, no other material amendments were made to the Credit Agreement.

Pursuant to the Master Amending Agreement, the parties also agreed to establish February 1, 2013 as the deemed delivery date for the wind turbines. As a result of establishing a new delivery date for the wind turbines, (i) Zephyr waived any rights it had to claim liquidated damages from Samsung up through January 31, 2013 related to the performance of the wind turbines and (ii) Samsung agreed to waive (a) all obligations owed by Zephyr through January 31, 2013 owing under an operations and maintenance agreement applicable to the wind turbines and (b) its right to receive any interest on the TSA portion of the Samsung Debt up through January 31, 2013.

The Master Amending Agreement and Amended and Restated Credit Agreement are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing descriptions of the Master Amending Agreement and Amended and Restated Credit Agreement and the transactions contemplated thereby are qualified in their entirety by reference to Exhibits 10.1 and 10.2, respectively.

The Samsung Debt is secured by substantially all of Zephyr’s assets. Concurrent with the parties’ execution of the Master Amending Agreement and the Amended and Restated Credit Agreement, Zephyr executed in favor of Samsung a Debenture Delivery Agreement and a Debenture to secure the payment and performance by Zephyr of the Samsung Debt. The Debenture Delivery Agreement and Debenture are filed as Exhibits 10.3 and 10.4 to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing descriptions of the Debenture Delivery Agreement and Debenture and the transactions contemplated thereby are qualified in their entirety by reference to Exhibits 10.3 and 10.4, respectively.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
See the disclosures made in Item 1.01, which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.    Description
10.1        Master Amending Agreement dated March 19, 2013.
10.2        Amended and Restated Credit Agreement dated March 19, 2013.

10.3	Debenture Delivery Agreement dated March 19, 2013.

10.4	Debenture dated March 19, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC
March 25, 2013	By: /s/ Kenneth R. Lombardo
Kenneth R. Lombardo
General Counsel

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